Exhibit 99.2

INTERNAL MEMO

To:	Executive Officers and Directors of Air Methods Corporation

From:	Crystal Gordon, Vice President, Associate General Counsel

Subject:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

Date:	November 9, 2011

Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated thereunder, this notice is to inform you, as directors and executive officers of Air Methods Corporation (the “Company”), that the Company’s 401(k) Plan (the “401(k) Plan”) will be subject to a “blackout period” during which all 401(k) Plan participants will be unable to purchase shares in the 401(k) Plan. The blackout only prevents participants from making additional investments in the Company’s common stock through the 401(k) Plan; participants will still be able to reallocate assets in their accounts from the Company’s common stock fund into the other investment options offered under the 401(k) Plan.

The blackout period is currently expected to be lifted when the Company has filed the necessary amendments to any of its deficient filings, including amendments to Form 10-Q for the quarter ended September 30, 2011 and Form 8-K/A filed on October 17, 2011.  The Company expects to take such actions once it has received guidance from the SEC on the lease accounting issue described below.  In reliance on the unforeseeable circumstances exemption under Section 306(a), the unknown and evolving facts pertaining to the lease accounting issue and the Company’s ability to file a complete 10-Q put the Company in a position where it was unable to give advance notice of the blackout period to you.

The blackout period is a result of the Company’s failure to timely file its Form 10-Q for the quarter ended September 30, 2011.  As you are aware, the Company is awaiting a response from the Securities and Exchange Commission (“SEC”) regarding the appropriate GAAP interpretation of ASC 840-10-25-14, which may impact the Company’s presentation for aircraft leases.  Consequently, the consolidated financial statements as of and for the quarter ended September 30, 2011 to be filed with the Company’s Form 10-Q have not been reviewed by an independent public accountant in accordance with Statement of Auditing Standards No. 100, Interim Financial Information (“SAS 100”).  Because such review by the Company’s independent registered public accounting firm has not been performed, the Company’s Form 10-Q filed on November 9, 2011 will be deemed deficient.

Pursuant to Section 306(a), during the blackout period, all executive officers and directors of the Company will be prohibited from trading in all Company equity securities (“Service Securities”) acquired by them in connection with their service and/or employment with the Company in such capacities. As a result, during the blackout period, you will not be able to directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions.  Until you have received further notice from the Company, please contact me to determine whether an exception applies to a transaction by you in Service Securities.

Once the Company terminates this blackout period, you will be permitted to resume transactions in the Company’s common stock and other equity securities, subject to the requirements of our Insider Trading Policy and applicable law.

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